NOTICE OF DEFAULT, DEMAND FOR PAYMENT AND RESERVATION OF RIGHTS

March 1,2013

VIA FACSIMILE (804-458-7921) AND FEDERAL EXPRESS

Regional Enterprises, Inc.

410 Water Street

Hopewell, Virginia 23860

Attn: Mr. Ian Bothwell

Re:	RB International Finance (USA) LLC

Dear Mr. Bothwell:

We refer to (i) the Loan Agreement dated as of July 26, 2007 (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement") between Regional Enterprises, Inc. (as successor by assumption of obligations to Rio Vista Energy Partners L.P., the '"Borrower") and RB International Finance (USA) LLC (f/k/a RZB Finance LLC, "RB International") and (ii) our Notice of Default and Reservation of Rights letter dated January 28, 2013 (a copy of which is attached hereto, the "Previous Default Letter"). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Under the Previous Default Letter, we advised you that certain Events of Default were continuing as a result of the occurrence of the Waiver Expiration Date (as defined in the Limited Waiver and Ninth Amendment dated as of November 1, 2012 between the Borrower and RB International). Such Events of Default remain continuing as of the date of this letter. This letter also constitutes notice that an additional Event of Default has occurred and is continuing under Section 7.1 (A)(1) of the Loan Agreement as a result of the Borrower' s failure to pay, in accordance with Section 2.4(B) of the Loan Agreement, principal on the Loans in the amount of $50,000, which was due and payable on February 28, 2013.

Under the express tenns of the Loan Agreement, RB International hereby declares all Obligations under and in connection with the Loan Agreement, the Notes and the other Loan Documents immediately due and payable. Accordingly, RB International hereby demands the immediate payment in full in cash of all of such Obligations. As of the date hereof, principal and interest owing by the Borrower under the Loan Documents equals $1 ,946,382.00. Additional amounts for fees, expenses and other costs are also owing by the Borrower as of the date hereof.

From and after the date hereof, interest shall accrue on all amounts owing by the Borrower under and in connection with the Loan Agreement and the other Loan Documents at the Default Rate. All such interest is payable on demand.

RB INTERNATIONAL FINANCE (USA) LLC 1133 Avenue of the Americas, 16th Floor, New York, N.Y. 10036 USA • Telephone: (212) 845-4100 • Fax: (212) 944-2093

A WHOLLY OWNED SUBSIDIARY OF RAIFFEISEN BANK INTERNATIONAL AG

Head Office: A-1030 Vienna, Am Stadtpark 9, Postal Address: A-lOl l Vienna, PO Box 50 • Member of UNICO Bonking Group

Neither this letter nor the prior or future collection of any principal, interest or fees by RB International shall be construed to (i) limit RB International's right to demand any and all sums which are or may hereafter become due and payable under the Loan Documents or otherwise, including, without limitation, costs of collection, costs of enforcement and attorneys' fees, (ii) waive any Default or Event of Default (whether described or referred to herein or otherwise) or (iii) waive, limit, prejudice or otherwise adversely affect any rights, remedies, privileges or powers of RB International under the Loan Agreement, the Security Documents or the other Loan Documents, or applicable law or at equity, all of which are hereby expressly reserved.

Pursuant to the Assignment of Leases and Rents dated July 26, 2007, recorded in the Clerk's Office of the Circuit Court of Hopewell, Virginia (the "Clerk's Office") as Instrument No. 070002628, as modified by a Modification to Assignment of Leases and Rents dated October 9,2009, recorded in the Clerk's Office as Instrument No. 090002207, the Borrower has assigned, as additional security, any and all rents due upon the property described therein. Therefore, demand is hereby made for the immediate payment to RB International of any and all rents due upon the subject property. The Borrower is further cautioned that pursuant to the terms of the Security Documents and by statute, the Borrower must maintain the improvements on the property in tenantable condition and ensure that no waste shall be committed or suffered upon the property. Additionally, the Borrower is hereby directed to commence the process to assemble all Collateral for review and inspection by RB International or its agents.

No failure to exercise and no delay in exercising, on the part of RB International, any right, remedy, power or privilege under the Loan Agreement, the Security Documents or the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege (including, without limitation, the right of RB International to foreclose on any and all collateral covered by the Mortgage or otherwise). All such rights, remedies, powers and privileges are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

The Borrower is advised that no oral communication from or on behalf of RB International or by any Person shall constitute any agreement, commitment or evidence of any assurance or intention of RB International with respect to any of the Loan Documents. Any agreement, commitment, assurance or intention of RB International with respect to the Loan Documents shall be effective only if in writing and duly executed on behalf of RB International. Furthermore, any prior or current discussions or course of conduct between the Borrower and RB International shall not (and has not been intended to) constitute a waiver of any Default or Event of Default (including, without limitation, the Events of Default described or referred to herein) or any rights, remedies, powers or privileges of RB International or an amendment or modification of the Loan Agreement, any Security Document or any of the other Loan Documents.

Very truly yours,

RB INTERNATIONAL FINANCE (USA) LLC

By:	/s/ Nancy Remini
Nancy Remini Vice President

By:	/s/ Pearl Geffers
Pearl Geffers First Vice President

cc:	Central Energy Partners L.P.
8150 North Central Expressway
Suite 1525
Dallas, Texas 75206

Attention:	Imad K. Anbouba (fax: 214-360-7486)
Carter Montgomery

Dan P. Matthews, VP & GM Regional

Stephen J. Angelson, Esq.
Duffy Myrtetus, Esq.

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